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                                                                   EXHIBIT 23.7

                          CONSENT OF SBC WARBURG INC

  We hereby consent to the use of Appendix B containing our opinion letter dated March 10, 1997 to the Board of Directors of Santa Fe Pacific Gold Corporation ("Santa Fe") in the Joint Proxy Statement/Prospectus constituting a part of the Registration Statement on Form S-4 relating to the combination of Newmont Mining Corporation and Santa Fe and to the references to our firm in such Joint Proxy Statement/Prospectus. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                          SBC Warburg Inc.

                                          /s/ SBC Warburg Inc.

New York, New York

March 31, 1997